Exhibit 99.1

FEBRUARY 29, 2012

SAUER-DANFOSS INC. REPORTS FOURTH QUARTER 2011 RESULTS

•	Sales and Earnings Meet Forecast

•	Sales Growth Slows to 4%

•	Record Cash Flow for Full Year

•	Cautious Outlook for 2012

AMES, Iowa, USA, February 29, 2012 - Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the fourth quarter ended December 31, 2011.

Fourth Quarter Review
Net sales for the fourth quarter increased 4 percent to $446.1 million, compared to net sales of $428.9 million for the fourth quarter of 2010. Sales for the fourth quarter increased 19 percent in the Americas, 9 percent in Europe, but declined 30 percent in the Asia-Pacific region, excluding the impact of changes in currency translation rates. Sales increased 16 percent in the Controls segment, 4 percent in the Propel segment, and were level in the Work Function and Stand-Alone Businesses segments, excluding the impact of changes in currency translation rates.

The Company reported net income of $27.4 million, or $0.57 per share, for the fourth quarter of 2011, compared to net income of $126.0 million, or $2.60 per share, for the fourth quarter of 2010. Fourth quarter 2011 results were favorably impacted by $9.2 million, or $0.19 per share, related to the reversal of deferred tax asset valuation allowances. Results for fourth quarter 2011 were negatively impacted by certain product field recall costs of $6.9 million, or $0.10 per share. Fourth quarter 2010 results were favorably impacted by $82.8 million, or $1.71 per share, related to the reversal of deferred tax asset valuation allowances.

Sven Ruder, President and Chief Executive Officer, commented, “Our fourth quarter sales and earnings came in as expected. While sales growth in the Americas is holding strong, we are seeing sales growth slow in Europe and our sales in Asia-Pacific fell substantially. The drop in sales in Asia-Pacific is due to a sharp fall in our sales in China, driven by the Chinese government's tightening of monetary policy to rein in inflation. We were hit hard in China as our current mix of business is concentrated in the construction and road building markets which have been particularity impacted by the government's monetary policies. We continue to believe the underlying, long-term growth drivers in China are compelling and the current sales decline is temporary.

“Our operating earnings were down for the quarter,” continued Ruder. “This was primarily driven by our increased investments in China and in research and development while sales growth slowed considerably. In addition, we incurred costs of $5.4 million related to the restructuring of our European sales and marketing organization and the implementation of SAP in our Brazilian operations. These investments and restructurings, while impacting our earnings in the current quarter, will drive our future growth in sales and earnings.”

Backlog Remains Strong
The Company received new orders of $456.5 million for the fourth quarter of 2011, a 21 percent decrease compared to fourth quarter 2010 orders of $577.7 million.

Total backlog at December 31, 2011, was $939.8 million, a 15 percent increase compared to the same period last year of $814.2 million.

Twelve Month Review
The Company reported net sales for the twelve months ended December 31, 2011, of $2,057.5 million, an increase of 25 percent compared to net sales of $1,640.6 million for the twelve months of 2010. Net sales for the twelve months of 2011 increased 21 percent over the prior year period, excluding the impact of currency translation rate changes.

Net income for the full year 2011 was $229.9 million, or $4.74 per share, compared to net income of $213.4 million, or $4.40 per share, for the same period last year. 2011 results were favorably impacted by $22.9 million, or $0.47 per share, relating to the reversal of deferred tax asset valuation allowances. Full year 2010 results were favorably impacted by $101.6 million, or $2.10 per share, related to the reversal of deferred tax asset valuation allowances.

Record Cash Flow
Cash flow from operations for full year 2011 was a record $374.2 million compared to $269.3 million for full year 2010. Capital expenditures for full year 2011 were $51.8 million compared to $26.2 million for the same period last year. The Company is now in a net cash position of $50.8 million at December 31, 2011, having reduced debt, net of cash, by $287.3 million during the twelve months of 2011.

Outlook for 2012
Ruder concluded, “We move into 2012 with caution. While our sales in the Americas remain strong, the situation in Europe is uncertain, with many economists forecasting a mild recession. Business activity in China remains at a very low level. We continue to hear of loosening up, but are still to see any new financing to impact our markets and subsequently our business. At best we see growth returning to the Chinese markets where we are active in the middle of the second quarter. Therefore, we are forecasting little sales growth for the coming year. Our outlook on earnings is driven by the low sales growth we expect for the coming 12 months. Also keep in mind that 2011 earnings were benefited by $23 million related to the reversal of deferred tax asset valuation allowances, or $0.47 per share. There are no further valuation allowances to benefit 2012 earnings, and we will return to a more normal tax rate.”

The outlook for 2012 is as follows:

•	Annual sales growth of 0 to 10 percent from 2011 levels

•	Expected earnings in the range of $4.00 to $5.00 per share

•	Capital expenditures of approximately $70.0 to $80.0 million

Webcast Information
Members of Sauer-Danfoss' management team will host a webcast on March 1 at 10 AM Eastern Time to discuss 2011 fourth quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company's website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through March 15, 2012.

About Sauer-Danfoss
Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components for use primarily in applications of mobile equipment. Sauer-Danfoss, with 2011 revenues of approximately $2.1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. Readers should bear in mind that past experience is never a perfect guide to anticipating actual future results. Risk factors affecting the Company's forward-looking statements include, but are not limited to, the following: general, worldwide economic conditions, the level of interest rates, crude oil prices, commercial and consumer confidence, and currency exchange rates; specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company's customers in such markets; the cyclical nature of some of the Company's businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company's products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company's significant customers; the Company's execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company's cost-management and productivity improvement efforts; the Company's ability to manage its business effectively in a period of growing sales and high demand and its capacity to make necessary adjustments if demand for its products were to decline; competing technologies and difficulties entering and growing in new and expanding markets, both domestic and foreign; changes in the Company's product mix; future levels of indebtedness and capital spending; the availability of sufficient levels of credit on favorable terms, whether from Danfoss A/S, the Company's majority stockholder, or from the capital markets or traditional credit sources to enable the Company to meet its capital needs; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company's ability to recover any price increases for materials in product pricing; the Company's ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the persistence of tight credit markets; any inadequacy of the Company's intellectual property protection or the potential for third-party claims of infringement; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers and suppliers; sovereign debt crises, in Europe and elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate, including regulations affecting retirement and health care benefits provided to Company employees; actions by the U.S. Federal Reserve Board and the central banks of other nations, including heightened capital requirements imposed on Chinese banks; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by credit rating agencies; changes in accounting standards; worldwide political stability, including developments in the Middle East; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. and NATO military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive. The Company's outlook is based upon assumptions and projections arising in connection with the foregoing factors, the evaluation of which is often based on estimates and data prepared by government and other third-party sources. Those estimates and data are frequently revised. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company's latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

______________________

For further information please contact:
Sauer-Danfoss Inc. - Investor Relations

Kenneth D. McCuskey Vice President and Chief Accounting Officer	Sauer-Danfoss Inc. 2800 East 13th Street Ames, Iowa, USA, 50010	Phone: (515) 239-6364 Fax: (515) 956-5364 kmccuskey@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
(Dollars and shares in thousands except per share data)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales	446,131	428,938	2,057,487	1,640,583
Cost of sales	323,631	294,377	1,400,330	1,142,455
Gross profit	122,500	134,561	657,157	498,128
Selling, general and administrative	61,259	49,565	227,968	195,494
Research and development	18,170	14,001	63,996	51,575
Loss on sale of business and asset disposals	939	3,847	590	7,632
Total operating expenses	80,368	67,413	292,554	254,701
Income from operations	42,132	67,148	364,603	243,427
Nonoperating income (expense):
Interest expense, net	(3,796)	(6,445)	(21,150)	(49,446)
Loss on early retirement of debt	—	—	(1,176)	(2,421)
Other, net	(227)	1,819	(3,094)	3,525
Income before income taxes	38,109	62,522	339,183	195,085
Income tax benefit (expense)	(8,301)	70,345	(79,380)	51,183
Net income	29,808	132,867	259,803	246,268
Net income attributable to noncontrolling interest, net of tax	(2,364)	(6,847)	(29,933)	(32,869)
Net income attributable to Sauer-Danfoss Inc.	27,444	126,020	229,870	213,399
Net income per share:
Basic net income per common share	0.57	2.60	4.75	4.41
Diluted net income per common share	0.57	2.60	4.74	4.40
Weighted average shares outstanding:
Basic	48,406	48,395	48,402	48,383
Diluted	48,478	48,479	48,479	48,470

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Year Ended
(Dollars in thousands)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales
Propel	212,839	202,479	948,153	717,193
Work Function	82,709	84,289	377,519	320,716
Controls	71,784	62,147	322,489	243,163
Stand-Alone Businesses	78,799	80,023	409,326	359,511
Total	446,131	428,938	2,057,487	1,640,583

Segment Income (Loss)
Propel	32,368	53,848	210,532	165,047
Work Function	9,117	6,464	59,235	28,674
Controls	6,830	12,193	78,459	49,113
Stand-Alone Businesses	6,889	2,697	58,624	35,796
Global Services and Other Expenses, net	(13,299)	(6,235)	(45,341)	(31,678)
Total	41,905	68,967	361,509	246,952
Interest expense, net	(3,796)	(6,445)	(21,150)	(49,446)
Loss on early retirement of debt	—	—	(1,176)	(2,421)
Income before income taxes	38,109	62,522	339,183	195,085

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
(Dollars in thousands)	December 31, 2011	December 31, 2010
Cash Flows from Operating Activities:
Net income	259,803	246,268
Depreciation and amortization	88,094	97,336
Net change in receivables, inventories, and payables	(19,432)	(14,693)
Other, net	45,697	(59,582)
Net cash provided by operating activities	374,162	269,329

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(51,765)	(26,218)
Proceeds from sale of property, plant and equipment	6,317	4,604
Repayments from (advances to) related persons	(182,538)	3,578
Net cash used in investing activities	(227,986)	(18,036)

Cash Flows from Financing Activities:
Net repayments on notes payable and debt facilities	(82,580)	(232,859)
Payment for debt financing costs	—	(4,185)
Payment of prepayment penalty	—	(1,674)
Net capital contribution (dividend)	(12,928)	13,154
Distributions to noncontrolling interest partners	(17,076)	(23,676)
Net cash used in financing activities	(112,584)	(249,240)

Effect of exchange rate changes	(5,071)	3,196

Cash and Cash Equivalents:
Net increase in cash and cash equivalents	28,521	5,249
Cash and cash equivalents at beginning of year	44,039	38,790
Cash and cash equivalents at end of year	72,560	44,039

Free cash flow (1)	298,710	231,334

(1) Free cash flow is calculated by summing net cash provided by operating activities, net cash used in investing activities, excluding advances to related persons, and net cash used in financing activities, excluding net repayments on notes payable and debt facilities.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents (1)	251,287	45,025
Accounts receivable, net	215,978	213,896
Inventories	217,710	200,993
Other current assets	75,868	87,180
Total current assets	760,843	547,094
Property, plant and equipment, net	367,844	408,097
Other assets	149,569	173,013
Total Assets	1,278,256	1,128,204

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable and bank overdrafts	—	27,700
Long-term debt due within one year	955	51,187
Accounts payable	177,996	177,505
Other accrued liabilities	149,240	133,189
Total current liabilities	328,191	389,581
Long-term debt	199,502	202,599
Long-term pension liability	79,717	70,083
Deferred income taxes	35,184	28,651
Other liabilities	57,836	68,153
Noncontrolling interest	90,408	75,010
Stockholders' equity of Sauer-Danfoss Inc.	487,418	294,127
Total Liabilities and Stockholders' Equity	1,278,256	1,128,204

Debt to Total Capital Ratio (2)	26%	43%

(1) Includes cash deposited with related persons of $178,727 at December 31, 2011 and $986 at December 31, 2010.

(2) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital. Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt. Total capital is the sum of total interest bearing debt, noncontrolling interest, and stockholders' equity.